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                           Dominion Bridge Corporation
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                  (Name of Registrant as Specified in Charter)


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      (Name of Person(s) filing Proxy Statement, if other than Registrant)

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                        [LETTERHEAD OF DOMINION BRIDGE]

                                                                    June 4, 1997

Dear Fellow Stockholders:

     We, all the members of your Board of Directors, are writing to urge you to reject the consent solicitation being conducted by the committee calling itself "The Committee to Revitalize Dominion Bridge Corporation" (hereinafter referred to as the "Committee" or the "Kuhns Group"). PLEASE DO NOT SIGN ANY WHITE CONSENT CARD SENT TO YOU. You will shortly receive a green Revocation of Consent on behalf of the Board of Directors of Dominion Bridge Corporation.

     The Board strongly opposes the Committee's efforts to wrest control of your Company for a number of reasons:

            JOHN KUHNS, THE MAN SPEARHEADING THE COMMITTEE'S EFFORTS
                        TO TAKE CONTROL OF THE COMPANY,
                HAS IN THE PAST LEFT A TRAIL OF SEC VIOLATIONS,
            SELF ENRICHMENT AND EXTRAORDINARY LOSSES FOR INVESTORS.

     - A 1984 New York Times article regarding Catalyst Energy Corporation said that as President and Chief Executive Officer of that company, Kuhns "alienated key investors and sent Catalyst's stock into a tailspin." Catalyst's share price went from a high of $29 to a low of $3.75.

     - In 1987, while an executive of Catalyst, Kuhns made a hostile bid for a broker/dealer, Stifel Financial Corporation, which he later abandoned, earning a reputation as a "corporate raider."

     - Following his failed bid for Stifel, Kuhns acquired control of a broker/dealer known, as Laidlaw, Adams & Peck, which suffered such massive losses that in 1988, Kuhns abandoned Laidlaw with unsatisfied judgments from customers and other creditors amounting to over $2 million. Subsequently, Laidlaw had its broker/dealer registration revoked for failure to make required filings and to respond to administrative complaints.

     - In 1989, following Kuhns' failures with Catalyst and Laidlaw, Kuhns founded The New World Power Corporation. During his tenure as Chairman and Chief Executive Officer, New World Power raised $63.3 million of equity and $20 million of debt. During the same period, New World Power lost an aggregate of $65.3 million, including a stunning net loss of $41.3 million on its 1995 operations based on revenues of only $16.4 million. In May 1996, NASDAQ moved to discontinue New World Power's listing on the NASDAQ National Market System due to its failure to make required SEC filings. New World Power's shares fell from a reverse-split adjusted basis of 65 to 3/8.

     - Kuhns' history of delinquency with respect to New World Power culminated in SEC enforcement proceedings and a cease and desist order under the securities laws enjoining Kuhns from violations of Sections 13(d) and 16(a) of the Securities Exchange Act, and Rules 13d-1, 13d-2, 16a-2 and 16a-3 thereunder, following his failure to file reports reflecting his sales of over $3,105,000 of New World Power stock while its share price was falling.

     - Kuhns was ultimately removed by the board of directors of New World Power as CEO in April 1996 under pressure from that company's principal stockholders and creditors. Subsequently, he was not
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       renominated to serve as a director of New World Power because, the
       Company believes, he had lost credibility with the stockholders and creditors of that company.

     - While the stockholders and creditors of companies with which Kuhns has been associated have met with disastrous results, Kuhns has reaped enormous personal benefits. According to SEC reports, during three years as CEO of Catalyst, Kuhns received $1.3 million in salary, bonuses and benefits. Additionally, Kuhns received $912,550 in connection with the cancellation of options to purchase 274,600 shares of Catalyst common stock. Kuhns repeated this performance with New World Power, taking salaries and benefits from 1993 to 1995 of $1.5 million, grants of New World Power stock and options to purchase an additional 1.29 million shares. Most egregiously, Kuhns arranged for New World Power to purchase and substantially renovate a house in Litchfield County, Connecticut for his office, which it subsequently transferred to Kuhns as part of his severance package.

     - The Committee has NOT made an economic proposal to acquire the Company, but is rather seeking a cheap takeover, one which would put into control persons with a track record of wrecking companies and violating the law without paying the Company's stockholders a single dime. Moreover, the Committee has not put forth any plan for enhancing stockholder value at Dominion Bridge.

     By contrast to Kuhns' record, look at the record of the current management of Dominion Bridge:

                   THE CURRENT MANAGEMENT HAS BUILT DOMINION
             BRIDGE INTO A MAJOR INTERNATIONAL ENGINEERING, PROJECT
         MANAGEMENT AND CONSTRUCTION FIRM. THESE OPERATIONAL STRENGTHS
               SHOULD NOW BEGIN TO TRANSLATE INTO PROFITABILITY.

     - Under the leadership of its current senior management, Dominion Bridge has become a major international provider of large scale engineering, procurement, construction, steel fabrication and shipbuilding services. Revenues have grown from $7 million in 1993 to $363 million in 1996, and are on track to reach $600 million in fiscal 1997.

     - Through its strategy of acquisitions and internal growth, management has increased the Company's asset base to more than $250 million and employment to more than 6,500. In 1996, the Company acquired a controlling stake in McConnell Dowell Corporation, which is one of the premier engineering and construction firms in Asia-Pacific. The combined strength and synergies of the companies that Dominion Bridge has acquired have made Dominion Bridge a global force.

     - Integration of the construction skills of Dominion Bridge Inc. with the engineering experience of McDonnell Dowell and the project management expertise of Davie Industries Inc. assures that there is no job in the infrastructure industry that is too complex for Dominion Bridge, whether onshore or offshore.

     - Dominion Bridge has grown significantly in size and scope while maintaining a strong balance sheet that is currently free of long-term debt and is investing available financial resources in the business. The balance on a loan from Bankers Trust Co. has been reduced from $30 million to $15 million and management has recently engaged a major international bank to provide the Company with a $25 million line of credit, subject to due diligence and customary closing conditions.

     - The Company has taken steps to improve profitability through stringent cost controls and elimination of non-essential expenses. Management is also implementing a comprehensive plan designed to achieve greater efficiencies in marketing worldwide.

     - Having consolidated the 1996 acquisitions and instituted measures that are expected to improve each business segment's internal operations, Dominion Bridge is positioned to benefit from the synergies it has created. Management's primary goal for 1997 is to begin translating its new operational strengths into consistent long-term profitability.

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     - While the Company's stock price has suffered as management has implemented its growth strategy, no one is more aware of the stock price than the Company's senior officers, who beneficially own an aggregate of 3,821,792 shares of the Company's Common Stock. COMPARE THIS STAKE IN THE COMPANY TO THE KUHNS GROUP, WHICH OWNS ONLY 2,000 SHARES OF DOMINION BRIDGE COMMON STOCK. Given their significant equity stake in the Company, senior management is committed to enhancing stockholder value and believes that they have in place the plan to do so.

                        AS OPPOSED TO THESE REAL SUCCESSES BY
               THE COMPANY'S MANAGEMENT AND ITS TANGIBLE FUTURE PLANS,
                       WHAT DOES THE KUHNS GROUP HAVE TO OFFER?

     The Kuhns Group is seeking to wrest control of your Company from current management by (i) removing, without cause, members of senior management; (ii) electing to positions of senior management the members of the Committee; and
(iii) amending the Company's By-Laws to make it effectively impossible for the Board to function and thereby place the power of the Board in Kuhns.

     YOUR BOARD UNANIMOUSLY OPPOSES THE KUHNS SOLICITATION. THE BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY HIS COMMITTEE.

     IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE WHITE CONSENT CARD YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. YOU WILL SOON BE RECEIVING A GREEN REVOCATION CARD. PLEASE WAIT UNTIL RECEIVING THAT CARD BEFORE TAKING ANY ACTION.

     IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER NOT TO EXECUTE A CONSENT CARD ON YOUR BEHALF.

     Thank you for your support.

                                          Very truly yours,

                                          The Board of Directors
                                          Dominion Bridge Corporation

     If you have any questions about the revocation of consent process or require assistance, please call:

                                          Morrow & Co., Inc.

                                          909 Third Avenue, 29th Floor
                                          New York, New York 10022
                                          1-800-662-5200

---------------

Under the rules of the Securities and Exchange Commission, this letter may be deemed to be a solicitation by the Company. Under applicable SEC rules, the directors of the Company, Michel L. Marengere, Nicolas Matossian, Rene Amyot, Reynald Lemieux, Louis Berlinquet, Peter P. Gil, Andrew Choa and Ladislas O. Rice and the Company's vice president and corporate secretary, Olivier Despres may be deemed "participants" in the Company's solicitation. The Company has retained Morrow & Co., Inc., a proxy solicitation firm, which may also be deemed a "participant." The following participants are deemed to beneficially own shares of common stock of the Company in the following amounts: Mr.
Marengere - 2,484,792; Mr. Amyot - 161,000; Mr. Matossian - 600,000; Mr.
Lemieux - 26,000; Messrs. Berlinquet and Gil - 25,000 each and Mr.
Despres - 175,000.

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